Exhibit 10.73

LEASE
AGILENT TECHNOLOGIES, INC.

THIS LEASE AGREEMENT, dated May 17, 2006, for reference purposes only, is made by and between WHISMAN VENTURES LLC, a California limited liability company (“Landlord”), and AGILENT TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

1.         DEFINITIONS: Any term that is given a special meaning by this Section 1 or by any other provision of this Lease (including any exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto.

1.1       Agreed Interest Rate: “Agreed Interest Rate” is defined in Section 13.2.1.

1.2       Agreement: “Agreement” is defined in Section 2.1.

1.3       Base Rent: “Base Rent is defined in Section 3.1.

1.4       Building: “Building” is defined in Section 2.1.

1.5       Building Systems: “Building Systems” is defined in Section 6.2.

1.6       Casualty: “Casualty” is defined in Section 11.1.

1.7       Commencement Date: “Commencement Date” is defined in Section 2.3.

1.8       Default: “Default” is defined in Section 14.1.

1.9       Expiration Date: “Expiration Date” is defined in Section 2.2.

1.10     Extended Term: “Extended Term” is defined in Section 2.4.

1.11     Hazardous Material: “Hazardous Material” is defined in Section 4.4.

1.12     Laws: “Laws” is defined in Section 4.2.

1.13     Lease: “Lease” means this printed lease and all of the exhibits attached hereto and made a part hereof, as the same may be amended in accordance with this Lease from time to time.

1.14     Leasehold Improvements: “Leasehold Improvements” is defined in Section 5.1.

1.15     Lender: “Lender” is defined in Section 16.2.

1.16     Permitted Transferee: “Permitted Transferee” and “Permitted Transferees” are defined in Section 13.1.

1.17     Permitted Uses: “Permitted Use” is defined in Section 4.1.

1.18     Private Restrictions: “Private Restrictions” is defined in Section 4.2.

1.19     Project: “Project” is defined in Section 2.1.

1.20     Real Property Taxes: “Real Property Taxes” is defined in Section 8.1.

1.21     Rentals: “Rentals” is defined in Sector 3.4.

1.22     Tenant’s Property: “Tenant’s Property” is defined in Section 6.3.

1.23     Term: “Term” is defined in Section 2.3.

1.24     Trade Fixtures: “Trade Fixtures” is defined in Section 5.2.

2.         DEMISE, TERM AND OPTION TO EXTEND:

2.1       Demise of Project: Landlord leases to Tenant, and Tenant leases from Landlord, for the Term upon the terms and conditions of this Lease that certain building project as more particularly described on Exhibit A attached hereto, and all rights and appurtenances thereto (collectively, the “Project”). As used herein and elsewhere in this Lease, the term “Building” means that certain building located on the Project commonly known as 395 Page Mill Road, Palo Alto, CA 94306. Landlord and Tenant acknowledge that Tenant currently owns and occupies the Project, and that Tenant will sell the Project to Landlord pursuant to that certain Purchase and Sale Agreement between the parties dated April 25, 2006 (“Agreement”). Pursuant to the Agreement, Landlord has agreed to permit Tenant to remain in and occupy the entire Project from the Closing Date (as defined in the Agreement) through the Termination Date, as such date may be extended, pursuant to the terms and conditions set forth below.

2.2       Term: The term of this Lease (the “Term”) shall commence on the date upon which close of escrow for Landlord’s purchase of the Project from Tenant has occurred. The Term shall expire (“Expiration Date”) on September 30, 2006, unless the Term is extended or sooner terminated as provided herein.

2.3       Options to Extend Term: Landlord grants to Tenant the following options to extend the Term (the “Extended Term”) on all the provisions contained in this Lease (including, without limitation, all Rentals): (i) one option to extend the Term for one month to and including October 31, 2006, and (ii) two (2) additional options to extend the term for two months each (i.e., to and including December 31, 2006 and February 28, 2007, respectively). Tenant may exercise its option(s) of extension by giving written notice to Landlord at least fifteen (15) days before the expiration of the initial Term or Extended Term, as the case may be.

3.         RENT:

3.1       Base Rent: Tenant shall pay to Landlord as base rent (the “Base Rent”) for the Project, One Hundred Forty-Five Thousand Dollars ($145,000.00) per month in advance on the first day of each month during the Term, subject to adjustment pursuant to Section 7 below.

3.2       Rental Payments: All Rentals shall be paid in lawful money of the United States, to Landlord at its address for notices as set forth below or at such other place as Landlord may designate from time to time by written notice to Tenant. Tenant’s obligation to pay Rentals shall be prorated during any partial month of the Term based on the number of days in such month. As used herein and elsewhere in this Lease, the term “Rentals” means the Base Rent, Real Property Taxes, insurance and other sums payable by Tenant under this Lease.

4.         USE OF PROJECT:

4.1       Tenant’s Use of Project: Tenant may use the Project for office, sales, research and development, and all other related legal uses (collectively, “Permitted Uses”). Tenant shall not commit any waste, or allow any nuisance, on the Project.

4.2       Compliance with Laws and Private Restrictions: Tenant shall observe and comply with all (i) judicial decisions, statutes, constitutions, ordinances, resolutions, orders, or other requirements of any municipal, county, state, federal, or other government agency or authority having jurisdiction over the parties to this Lease, the Building, or both, in effect either at the Commencement Date of this Lease or any time during the Lease Term (collectively, “Laws”), and (ii) recorded covenants, conditions and restrictions, private agreements, and any other recorded instruments affecting the use of the Building and Common Area, as they may exist from time to time (collectively, “Private Restrictions”), applicable to the Project. Notwithstanding the foregoing, or any other contrary provision set forth in this Lease, Tenant shall not be required to construct or pay the cost of complying with any Private Restrictions, Laws or insurance underwriter’s requirements requiring construction of improvements to the Project or to any other portion of the Building or Common Areas, unless such compliance is necessitated solely because of Tenant’s particular and unique use of the Project (rather than being applicable to owners of commercial real estate projects generally) or any Leasehold Improvements to the Project made and paid for by Tenant.

4.3       Parking and Reservation of Rights: During the Term, Tenant and its employees and invitees shall be entitled to the use one hundred percent (100%) of the parking serving the Project, at no additional cost to Tenant. Tenant shall use the parking area at its own risk, and Landlord shall have no liability to Tenant or Tenant’s employees or invitees for any damage to vehicles, theft or personal injury occurring in or about the parking area of the Project, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

4.4       Hazardous Materials: Tenant, at its sole cost, shall comply with all Laws relating to the storage, use, disposal, emission, or release of any Hazardous Materials during the Term by Tenant or its agents, employees or contractors. If Hazardous Materials stored, used, or disposed of on or about the Project by Tenant or its agents, employees or contractors during the Term result in contamination or deterioration of water or soil on or about the Project, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by applicable Law. At any time prior to the expiration of the Term, Tenant shall have the right to conduct appropriate tests of water and soil and deliver to Landlord the results of such tests to demonstrate that no contamination has occurred as a result of Tenant’s use of the Project. Tenant shall be solely responsible for, and shall defend, indemnify and hold harmless Landlord from and against, all claims, costs and liabilities, including attorneys’ fees and costs, to the extent arising out of the disposal or release of Hazardous Materials on or about the Project by Tenant or its agents, employees or contractors during the Term. Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for any losses, costs, claims, liabilities or damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Building or Project, or the violation of any environmental Laws, except to the extent that any of the foregoing actually results from the release or disposal of Hazardous Materials during the Term by Tenant or its agents, employees or contractors in violation of applicable environmental Laws. As used herein and elsewhere in this Lease, the term “Hazardous Material” means any material or substance that is now or hereafter prohibited or regulated by any Law or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, asbestos and petroleum products. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease (including, without limitation, this Section 4.4) shall be deemed to terminate, modify, amend or otherwise affect in any manner whatsoever any provision of the Agreement, including, without limitation, the provisions of Articles 10 and 12 thereof.

5.         LEASEHOLD IMPROVEMENTS AND TRADE FIXTURES:

5.1       Leasehold Improvements: Tenant may, without Landlord’s approval, construct any Leasehold Improvement which does not affect the structural parts or exterior of the Project, is not visible from the exterior of the Project and does not cost more than ten thousand dollars ($10,000). Any other Leasehold Improvements may be made only after obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Landlord shall be deemed to have consented to a Leasehold Improvement if Landlord does not notify Tenant in writing of its approval or disapproval of the Leasehold Improvement within fifteen (15) days after Tenant’s request for Landlord’s consent to the Leasehold Improvement. All Leasehold Improvements constructed at Tenant’s cost shall remain the property of Tenant during the Lease Term and may be removed from the Project at any time. Landlord shall have no lien or other interest whatsoever in any Leasehold Improvement, and, within ten (10) days following Tenant’s request, Landlord shall execute documents in reasonable form to evidence Landlord’s waiver of any right, title, lien, or interest in Tenant’s Leasehold Improvements located in the Project. Tenant shall restore all damage to the Project caused by any removal of the Leasehold Improvements. Tenant shall not be obligated to remove at the termination of this Lease or change any Leasehold Improvements consented to by Landlord. As used herein and elsewhere in this Lease, the term “Leasehold Improvements” means all improvements, additions, alterations, and fixtures installed in or on the Project by Tenant at its expense after the Commencement Date, which are not Trade Fixtures

5.2       Trade Fixtures: Tenant may install in the Project such Trade Fixtures as it considers advisable for the conduct of its business. All Trade Fixtures installed by and/or at the expense of Tenant shall remain the property of Tenant. Upon the Lease Termination, Tenant shall remove its Trade Fixtures and shall repair any damage to the Project caused by such removal. As used herein and elsewhere in this Lease, the term “Trade Fixtures” means anything affixed to the Building by Tenant at its expense for purposes of trade, manufacture, ornament, or domestic use (except replacement of similar work or material owned and installed by Landlord) which can be removed without material structural injury to the Building.

5.3       Liens: Tenant shall keep the Project free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Project. If any claim of lien is recorded against the Project, Tenant shall bond against or discharge the same within twenty (20) days after Tenant’s receipt of written notice that the same has been recorded.

6.         CONDITION OF PROJECT: MAINTENANCE:

6.1       Condition of Project: Landlord is leasing the Project to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Project, except as expressly set forth in this Lease. Landlord expressly disclaims any warranty or representation, express or implied, with respect to the Project or any portion thereof, including, without limitation, any warranty or representation as to fitness, condition, the existence of any defect, patent or latent, merchantability, quality or durability, except as expressly set forth in this Lease.

6.2       Maintenance by Tenant Throughout the Term Tenant shall maintain the Project in the same good order, repair and condition that Tenant maintained the Project immediately prior to the Closing Date, loss or damage caused by the elements, ordinary wear, acts of God, condemnation, fire and other casualty. Notwithstanding the foregoing or anything to the contrary contained in this Lease (but subject to the next sentence of this Section), in the event that during the Term Tenant will incur a charge for maintenance or repair of any electrical, lighting, plumbing sewage, heating, ventilating air conditions, conveyance, emergency, fire protection, life safety or support system, or any structural part of the Project, including, without limitation, the foundations, load-bearing and exterior walls, sub-flooring, roof and roofing (collectively, “Building Systems”), or replacement of any Building System is required during the Term, and the estimate for such maintenance, repair or replacement exceeds Twenty-Five Thousand ($25,000), Tenant shall so notify Landlord and Landlord shall be responsible for the maintenance, repair or replacement at issue (unless the need for such maintenance, repair or replacement resulted from the negligence or willful misconduct of Tenant, in which case Tenant shall be responsible for such costs, subject to Section 8.5 concerning waiver of subrogation rights).

6.3       Surrender: Not later than the Expiration Date, as such date may be extended, or upon termination of Tenant’s right to possession, Tenant shall return the Project to Landlord in its condition on the Commencement Date, broom-clean, however, and ordinary wear and tear, acts of God, casualty and condemnation excepted. Tenant shall remove from the Project its Trade Fixtures, furniture, moveable equipment and other personal property (“Tenant’s Property”). If Tenant does not timely remove Tenant’s Property, then Tenant shall be conclusively presumed to have, at Landlord’s election, after five (5) days’ written notice to Tenant (i) conveyed Tenant’s Property to Landlord without compensation, or (ii) abandoned Tenant’s Property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost. If Landlord elects to deem Tenant’s Property abandoned by Tenant, Tenant shall pay Landlord, within thirty (30) days after receipt of demand, any expenses incurred for disposition.

7.         UTILITIES AND SERVICES: All HVAC, electricity, water, janitorial and other utilities and services supplied to Tenant in the Project shall be supplied by Tenant and kept in Tenant’s name until the expiration or earlier termination of the Term. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the option to take over the performance of the landscaping maintenance and repair services for the Project from Tenant. To exercise its option, Landlord must give Tenant notice in writing, in which event, as soon as reasonably practicable after Tenant has received Landlord’s notice, Tenant shall notify its landscaping services provider for the Project that Tenant wishes to terminate the performance of all such landscaping services. Tenant shall use reasonable efforts to effect such termination as soon as reasonably practicable and notify Landlord of the effective date of such termination and the monthly charge that Tenant has been paying for such services. Landlord’s obligation to perform the landscaping services for the Project shall not commence until the effective date of the termination of Tenant’s contract with Tenant’s landscaping services provider for the Project. From and after the effective date of such termination, (i) Landlord shall be obligated to perform all landscaping maintenance and repair services for the Project, at no cost to Tenant, and Tenant shall be released from any further obligation to provide such services for the Project, and (ii) the monthly Base Rent for the remainder of the Term shall thereafter be increased by the monthly amount that Tenant had previously been paying its landscaping services provider for such services, and Landlord and Tenant shall as soon thereafter as is reasonably practicable execute an amendment to this Lease to memorialize such Base Rent increase.

7.1       Tenant’s Right to Abatement and Termination: If all or any portion of the Building or Project should become unsuitable for Tenant’s use as a consequence of a cessation of utilities or services not caused by Tenant for a period exceeding three (3) consecutive business days, or the presence of any Hazardous Materials not released, emitted or discharged to the Project by Tenant or its agents, employees or contractors, then Tenant shall be entitled to an abatement of all Rentals payable hereunder to the extend of the interference with Tenant’s use of the Project occasioned thereby and, if such interference cannot be corrected or the damage resulting therefrom repaired so that the Building and Project will be reasonably suitable for Tenant’s intended use within twenty (20) days after the occurrence of such event, then Tenant also shall be entitled to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the interfering event.

8.         TAXES:

8.1       Real Property Taxes Defined: The term “Real Property Taxes” as used herein shall mean all real property taxes, assessments and other charges imposed by any governmental or quasi-governmental authority, which are levied or assessed by reason of the ownership or use of the Project or any portion thereof, including, without limitation, any license taxes, or ad valorem taxes on Landlord’s personal property located on and used in connection with the Project, and any supplemental Real Property Taxes allocable to the Term that are subsequently assessed against the Project as a result of Landlord’s acquisition of fee title to the Project. Notwithstanding the foregoing, the following shall not constitute Real Property Taxes for the purpose of this Lease, and nothing herein shall be deemed to require Tenant to pay any of the following: (i) any state, local, federal, income tax measured by the net income of Landlord from all sources; (ii) any estate or inheritance taxes; (iii) any franchise, succession or city or county transfer taxes; (iv) interest on taxes or penalties resulting from Landlord’s failure to pay Real Property Taxes (unless due to Tenant’s failure to pay to Landlord Real Property Taxes as provided herein), or (iv) any Real Property Taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest allowable term.

8.2       Tenant’s Obligation to Reimburse: Tenant shall pay to Landlord all Real Property Taxes which become due after the Commencement Date and continuing throughout the remainder of the Term to the extent that such Real Property Taxes are fairly allocable to the Term. Real Property Taxes for the calendar years during which the Commencement Date and the Expiration Date occur shall be prorated so that Tenant pays only that portion of the Real Property Taxes for such calendar years allocable to periods of time during the Term. Such pro ration shall be computed and made as soon as practicable after the Commencement Date and the Expiration Date, and Tenant’s obligation to pay its prorated portion of Real Property Taxes allocable to the Term (including, without limitation, any supplemental Real Property Taxes allocable to the Term that are subsequently assessed against the Project as a result of Landlord’s acquisition of fee title to the project) shall survive the expiration or earlier termination of this Lease. Tenant shall pay Real Property Taxes within thirty (30) days after Tenants’ receipt of Landlord’s written billing therefor (which billing shall include a copy of Landlord’s applicable tax bills or other evidence reasonably available to Landlord substantiating the amount billed to Tenant).

8.3       Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Building that become due during the Term. Tenant shall furnish Landlord with satisfactory evidence of these payments within thirty (30) days after receipt of written request therefor from Landlord, but no more than once each year.

9.         INSURANCE:

9.1       Tenant’s Insurance: Tenant shall, at its cost, maintain a policy or policies of commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death, and damage to property occurring in, or resulting from an occurrence on the Project.

9.2       Landlord’s Insurance: Landlord shall maintain on the Building and Project a policy of standard fire and extended coverage insurance with vandalism and malicious mischief endorsements, to the extent of at least ninety-five percent (95%) of full replacement value.

9.2.1    Tenant shall reimburse Landlord for the cost of such insurance carried by Landlord, which shall be paid within thirty (30) days of Tenant’s receipt of Landlord’s billing therefor. Such insurance costs for the calendar years during which the Commencement Date and the Expiration Date occur shall be prorated so that Tenant pays only that portion of such insurance costs for such calendar years allocable to periods of time during the Term. Such pro ration shall be made as soon as practicable after the Commencement Date and the Expiration Date. Landlord shall provide Tenant with evidence reasonably available to Landlord substantiating the cost of such insurance.

9.3       General Requirements: All insurance required under this Lease shall be issued by insurance companies authorized to do business in the state in which the Project is located.

9.4       Certificates: A certificate of insurance for each insurance policy required by this Lease shall be deposited with the other party at the commencement of the Term, and, if the policy is renewed, not less than ten days before expiration of the term of the policy.

9.5       Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents, employees and subtenants from any liability for damage to property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” property insurance, without regard to the negligence or willful misconduct of the entity or party so released or any other cause. Each party shall cause each property insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy.

10.       INDEMNITY: Tenant shall hold harmless, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage to the extent resulting from the negligent act or omission of Tenant, its agents, contractors, or employees, a breach by Tenant of this Lease, or a violation by Tenant of any Law or Private Restriction, in each case during the Term of this Lease only. Landlord shall hold harmless, indemnify and defend Tenant and its employees, affiliates, and agents, with competent counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage to the extent resulting from (i) the negligent act or omission of Landlord, or its agents, contractors, or employees, (ii) a breach by Landlord of this Lease, or (iii) a violation by Landlord of any Law or Private Restriction, in each case during the Term of this Lease only.

11.       DAMAGE AND DESTRUCTION:

11.1     Landlord’s Duty to Restore: If the Building or Project is damaged in whole or in part by fire, the elements, or any other cause whatsoever (collectively, “Casualty”), then Landlord shall restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord pursuant to Section 11.2 or by Tenant pursuant to Section 11.3.

11.2     Landlord’s Right to Terminate: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:

11.2.1 The Building is damaged by any peril both (i) not covered by the type of insurance Landlord is required to carry pursuant to Section 9.2, and (ii) not actually covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated cost to restore the Building exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), and Tenant does not agree in writing within fifteen (15) days after its receipt of a written termination notice from Landlord to fund such excess costs; or

11.2.2 The Building is damaged by any peril and the restoration of the Project cannot be substantially completed within sixty (60) days after the date of such damage; provided,

however, that Landlord may not terminate this Lease pursuant to this Section 11.2.2 if Tenant, at the time of such damage, has an express written option to extend the Term and Tenant exercises such option within fifteen (15) days following the delivery to Tenant of Landlord’s written termination notice.

11.3     Tenant’s Right to Abatement and Termination: If all or any portion of the Project or Common Area should become unsuitable for Tenant’s use as a consequence of fire or other casualty, then Tenant shall be entitled to an equitable abatement of all Rentals payable hereunder to the extent of the interference with Tenant’s use of the Project occasioned thereby. Tenant may extend the Term by a period equal to the period that the Project are unusable if Tenant gives Landlord written notice of such extension within thirty (30) days after the completion of the restoration. If for any reason the Project or Common Area are not or cannot be restored pursuant to Section 11.1 within thirty (30) days after the date of the Casualty, then Tenant may terminate this Lease by written notice to Landlord.

12.       CONDEMNATION: If any material part of the Building, the Common Area, or the Project is taken by the exercise of the power of eminent domain (or conveyed by Landlord in lieu of that exercise), and the remaining portion cannot be made suitable for the continued use and operation of the Project by Tenant for substantially the same purposes as immediately prior to such taking, then either Landlord or Tenant may terminate this Lease upon thirty (30) days prior written notice. Any Lease Termination pursuant to this Article 12 shall be without prejudice to the rights of either Landlord or Tenant to recover any compensation and damage caused by such condemnation to which they are entitled from the condemning authority. All consideration, compensation, damages, income, rent, awards, and interest that may be paid or made in connection with any taking will be divided between Landlord and Tenant as their respective interests may appear as determined by the condemning authority. Neither Tenant nor Landlord shall have any rights in any award made to the other party by any condemning authority. If this Lease is not terminated by either Landlord or Tenant in accordance with this Article 12, the Rentals shall be abated in the proportion that the Rentable Square Feet of the Project taken bears to the Rentable Square Feet of the Project immediately before the taking.

13.       ASSIGNMENT AND SUBLETTING: Tenant shall not assign this Lease or any of Tenant’s rights hereunder or sublet all or any part of the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant may assign this Lease or sublet all or any portion of the Project, without the requirement of any consent by Landlord, to any successor corporation to Tenant by way of merger, consolidation or other corporate reorganization, or to any parent, subsidiary or affiliate of Tenant, or to any party acquiring all or substantially all of Tenant’s assets or stock, or to any party acquiring and continuing that portion of Tenant’s business operations conducted at or from the Project, or to any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Project (collectively, “Permitted Transferees”, individually, “Permitted Transferee”). All options and other rights granted under this Lease to Tenant shall inure to the benefit of and be exercisable by a Permitted Transferee.

14.       DEFAULT:

14.1     Tenant’s Default-Definition: Tenant shall be in “Default” under this Lease if Tenant: (i) fails to pay any Rental when due, if the failure continues for fifteen (15) days after written notice thereof is given by Landlord to Tenant; (ii) fails to perform any other provision of this Lease, if the failure is not cured within thirty (30) days after written notice thereof is given by Landlord to Tenant; if the failure cannot reasonably be cured within thirty (30) days, Tenant shall not be in Default if Tenant commences to cure the failure within the thirty (30) day period and diligently continues to cure the Default; (iii) files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors; or (iv) involuntary proceedings under any bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of Tenant’s property, and the proceeding is not dismissed or the receivership or trusteeship is not vacated within sixty (60) days after the institution or appointment

14.2     Tenant’s Default-Remedies: Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, to terminate this Lease by giving Tenant written notice of such termination and be entitled to the remedies described in Section 14.2.1 and/or to pursue any and all other remedies available at law or in equity.

14.2.1   Upon termination of this Lease by Landlord in accordance with the provisions of Section 13.2, Landlord shall be entitled to recover from Tenant the following: (i) the worth, at the time of the payment or award, of the unpaid Rentals that had come due through termination of this Lease; (ii) the worth, at the time of payment or award, of the amount by which the unpaid Rentals which would have come due after the date of termination of this Lease through the time of payment or award exceeds the amount of the loss of Rentals that Tenant proves could have reasonably avoided; and (iii) the worth, at the time of payment or award, of the amount by which the unpaid Rentals for the balance of the Term after the time of the payment or award exceeds the amount of loss of Rentals that Tenant proves could have been reasonably avoided. The worth, at the time of award, as used in the foregoing clauses (i) and (ii) shall be computed by allowing interest at a rate of either ten percent (10%) per annum or the maximum applicable rate permitted by Law, whichever is less (“Agreed Interest Rate”), from the date the same became due and owing. The worth, at the time of award, as referred to in the foregoing clause (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of payment or award plus one percent (1%).

14.2.2    Landlord may, at Landlord’s election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease, and (iv) the right to recover the rent as it becomes due under the Lease.

14.3     Mitigation of Damages: Landlord shall use commercially reasonable efforts to mitigate its damages from any breach or Default by Tenant under this Lease.

14.4     Waiver of Landlord’s Lien: Landlord waives any right by statute, common law, contract or otherwise for distraint, landlord’s lien or any other similar right or remedy with respect to the personal property of Tenant. Within ten (10) days after Tenant’s request, Landlord shall execute documents in a form reasonably satisfactory to Tenant to evidence Landlord’s waiver of any right, title, lien or interest in Tenant’s personal property.

14.5     Landlord’s Default and Tenant’s Remedies: Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion. If Landlord is in default pursuant to this Section 14.5, then Tenant may, in addition to any other remedies provided at law or in equity, cure the default at Landlord’s expense. In addition, Tenant may terminate this Lease if the uncured default substantially interferes with the operation of Tenant’s business. If Tenant pays any sum because of Landlord’s default, Landlord shall reimburse such sum to Tenant upon five (5) days written notice, with supporting documentation. If Landlord fails to so reimburse Tenant, Tenant may withhold from future Rentals the sum owed Tenant, until Tenant is reimbursed in full for the sum plus interest at the Agreed Interest Rate.

15.       SIGNS: Tenant may use all of its existing signage located in and on the Building and Project.

16.       SUBORDINATION:

16.1     First Mortgage: Landlord represents and warrants that there are no mortgages, ground leases, deeds of trust or other hypothecation or security devices encumbering the Project as of the date of this Lease, except for that certain deed of trust of even date herewith in favor of Bank of America, N. A. Tenant’s obligations under this Lease are conditioned upon Landlord obtaining within thirty (30) days after the date on which Landlord executed this Lease a written agreement from Bank of America, N. A. in a form reasonably acceptable to Tenant providing for the recognition of Tenant’s rights, interests and options under this Lease in the event of a foreclosure, deed given in lieu of foreclosure or sale under the deed of trust of even date herewith in favor of Bank of America, N. A.

16.2     Priority of Lease: This Lease shall be prior to any encumbrance recorded after the date of this Lease affecting the Project. If, however a Lender requires that this Lease be subordinate to any such encumbrance, this Lease shall be subordinate only if Landlord first obtains from the Lender a written agreement that provides substantially the following: “As long as Tenant is not in Default of its obligations beyond any applicable notice and cure periods under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, no steps or procedures taken under the encumbrance, shall affect Tenant’s rights under this Lease, and Tenant shall not be joined in any such foreclosure action unless such joinder is required by applicable Law to complete the foreclosure.” As used herein and elsewhere in this Lease, the term “Lender” means (i) any beneficiaiy, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Building, and the note or other obligations secured by it, and (ii) the landlord under any underlying ground lease under which Landlord holds an interest in the Building.

17.       HOLDOVER: If Tenant retains possession of any part of the Project after the Term, as it may be extended, Tenant shall become a month-to-month tenant for the entire Project upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay Base Rent at 150% of the Base Rent in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession, No acceptance of Rental other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

18.       GENERAL PROVISIONS:

18.1     Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. This Lease shall be governed by the Laws where the Project is located. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease. This Lease may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one Lease. This Lease and the documents referred to herein constitute the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto. All exhibits to this Lease shall be deemed incorporated herein by the individual reference to each such exhibit, and shall be deemed a part of this Lease as though set forth in full in the body of the Lease.

18.2     Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

18.3     Estoppel Certificates: Each party agrees, following any request by the other, promptly to execute and deliver an estoppel certificate upon which the requesting party and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (ii) stating the date to which the rent is paid in advance, if any; (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature; and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party.

18.4     Reimbursable Expenditures: Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the actual cost to the demanding party of the goods and/or services giving rise to such expenditure, which cost (i) shall not exceed the fair market value of such goods and/or services, (ii) shall be reasonably incurred, and (iii) shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

18.5     Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be personally served, or in lieu of personal service may be given by mail. If given by mail, such notice shall be deemed to have been given (i) on the third business day after mailing if such notice was deposited in the United States mail, certified and postage prepaid, addressed to the party to be served at its address set forth on the cover page of this Lease, and (ii) in all other cases when actually received. Either party may change its address by giving notice of same in accordance with this Section. If any notice or other act that is permitted or required under this Lease shall come due on a Saturday, Sunday or legal holiday, it shall be deemed to be due on the next business day.

18.6     Authority: Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or partnership and that this Lease is binding upon said corporation, limited liability company or partnership in accordance with its terms.

18.7     Brokerage Commissions: Each party represents that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease. Each party shall hold harmless the other from all damages or claims that may be asserted by any broker, finder, or other person with whom the indemnifying party has purportedly dealt.

18.8     Force Majeure: Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions; provided, however, that the foregoing shall not be deemed to extend the time at which Tenant is entitled to an abatement of Rentals or to terminate this Lease pursuant to any express provision of this Lease.

18.9     Landlord’s Right of Entry: Landlord, its agents, employees, and contractors shall have the right to enter the Project at any reasonable time upon written notice to Tenant and with prior consent of Tenant (which consent shall not be unreasonably withheld), and provided Landlord shall comply with all reasonable security measures of Tenant and shall not materially interfere with the conduct of Tenant’s business or Tenant’s access to or parking rights on the Project, for the purpose of making repairs, replacements and alterations or additions in, to, or about the Project or Building as are required under this Lease or as are necessary for maintenance and operation of the Project or Building (including, without limitation, performing soil borings in the parking lot of the Project, and performing any necessary parking lot caulking and re-sealing work, each of which shall be done at no cost to Tenant and otherwise in accordance with the requirements of this Section 18.9), to cure any uncured Default of Tenant hereunder that Landlord elects to cure or is required to cure, to remove any improvements or property placed in the Project in violation of this Lease, and/or to carry out any other applicable provision of this Lease. However, in the event of an emergency, Landlord may enter the Project at any time without notice to abate and/or cure the emergency. Landlord may show the Project to prospective purchasers, tenants, and mortgagees, during business hours upon reasonable notice to Tenant, and providing Landlord does not interrupt Tenant’s normal operations and adheres to Tenant’s reasonable policies regarding security of the Project and Tenant’s proprietary business information.

18.10   Environmental Disclosure: The land described herein has been deemed by the Regional Water Quality Control Board to contain hazardous materials in the groundwater under the property, and is subject to a Covenant and Environmental Restriction dated as of March 2, 2006, and recorded on March 14, 2006, in the Official Records of Santa Clara County, California, as Document No. 18842554, which Covenant and Restriction imposes certain covenants, conditions, and restrictions on usage of the property described herein. This statement is not a declaration that a hazard exists.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the day and year first set forth above.

AS LANDLORD:		AS TENANT:

WHISMAN VENTURES LLC, a California limited liability company		AGILENT TECHNOLOGIES, INC., a Delaware corporation

By:	Whisman Ventures, Inc.	By:	/s/ Marie Oh Huber

Printed Name:		Printed Name:	MARIE OH HUBER

Title:	Manager	Title:	V.P., Assistant General Counsel
and Assistant Secretary
5/15/06

By:	/s/ Jay Paul
Jay Paul, President

EXHIBIT A

PROJECT

ACSM Land Title Survey - Omitted